Exhibit 4.27

THIS NOTE IS A GLOBAL SECURITY REFERRED TO IN THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. 1	Principal Amount: $300,000,000
CUSIP No. 48666K AY5	(or such other principal amount as
ISIN No. US48666KAY55	is set forth on Schedule A hereto)

KB Home

4.800% Senior Notes due 2029

KB Home, a Delaware corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of THREE HUNDRED MILLION DOLLARS ($300,000,000) or such other principal amount as is set forth on Schedule A hereto on November 15, 2029, and to pay interest thereon from November 4, 2019, or from the most recent date to which interest has been paid or duly provided for, semiannually in arrears on May 15 and November 15 of each year (each, an “Interest Payment Date”), commencing May 15, 2020, and at Maturity, at the rate of 4.800% per annum, until the principal hereof is paid or duly made available for payment. Interest on this Note shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the May 1 or November 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Any such interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Person who was the Holder hereof on the relevant Regular Record Date by virtue of having been such Holder, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Note not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in such Indenture.

Payment of the principal of and premium, if any, and interest on this Note will be made at the Office or Agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York (which initially is the Trustee located at U.S. Bank National Association, 100 Wall Street, 16th Floor, New York, NY 10005, Attn: Global Corporate Trust, in the Borough of Manhattan, The City of New York), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States; and provided, further, that if this Note is a global Note registered in the name of a Depository or its nominee, then, anything in the Indenture or the Notes to the contrary notwithstanding, payments of the principal of and premium, if any, and interest on this Note shall be made by wire transfer.

This Note is one of a duly authorized issue of Securities of the Company (herein called the “Notes”) issued and to be issued in one or more series under an Indenture dated as of January 28, 2004 (the “Original Indenture”), as amended and supplemented by the First Supplemental Indenture dated as of January 28, 2004 (the “First Supplemental Indenture”), the Second Supplemental Indenture dated as of June 30, 2004 (the “Second Supplemental Indenture”), the Third Supplemental Indenture dated as of May 1, 2006 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture dated as of November 9, 2006 (the “Fourth Supplemental Indenture”), the Fifth Supplemental Indenture dated as of August 17, 2007 (the “Fifth Supplemental Indenture”), the Sixth Supplemental Indenture dated as of January 30, 2012 (the “Sixth Supplemental Indenture”), the Seventh Supplemental Indenture dated as of January 11, 2013 (the “Seventh Supplemental Indenture”), the Eighth Supplemental Indenture dated as of March 12, 2013 (the “Eighth Supplemental Indenture”), the Ninth Supplemental Indenture dated as of February 28, 2014 (the “Ninth Supplemental Indenture”) and the Tenth Supplemental Indenture dated as of January 22, 2019 (the “Tenth Supplemental Indenture”; the Original Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture and all other indentures supplemental thereto, is herein called the “Indenture”), each among the Company, the Guarantors and U.S. Bank National Association (successor in interest to SunTrust Bank), as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited (subject to exceptions provided in the Indenture and subject to the right of the Company to reopen such series for issuance of additional Securities of such series upon the terms and subject to the conditions specified in the Indenture) in aggregate principal amount to $300,000,000.

Payments of principal of and premium, if any, and interest on the Notes are fully, irrevocably and unconditionally guaranteed, jointly and severally, by the Guarantors on the terms and subject to the limitations set forth in the Indenture. A Guarantor may be released from its obligations under the Indenture and those obligations may be reinstated, all on the terms and subject to the conditions set forth in the Indenture.

The Notes may be redeemed, in whole at any time or from time to time in part, at the Company’s option on any date of redemption (each, a “Redemption Date”). Prior to the Par Call Date, the

Redemption Price for the Notes to be redeemed will be equal to the greater of: (a) 100% of the principal amount of the Notes to be redeemed on that Redemption Date, and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if the Notes matured on the Par Call Date (exclusive of interest accrued to the applicable Redemption Date) discounted to such Redemption Date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 50 basis points, plus, in the case of both clause (a) and (b) above, accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, such Redemption Date. On or after the Par Call Date, the Redemption Price for the Notes to be redeemed will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, such Redemption Date. Notwithstanding the foregoing, installments of interest on Notes whose Stated Maturity is on or prior to the relevant Redemption Date will be payable to the Holders of such Notes (or one or more Predecessor Securities) registered as such at the close of business on the relevant Regular Record Date according to their terms and the provisions of the Indenture.

As used in this Note, the following terms have the meanings set forth below:

“Par Call Date” means May 15, 2029.

“Treasury Rate” means, with respect to any Redemption Date for the Notes, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Treasury Rate shall be calculated on the third Business Day preceding the applicable Redemption Date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” below, the term “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

“Comparable Treasury Issue” means, with respect to any Redemption Date for the Notes, the United States Treasury security selected by an Independent Investment Banker selected by the Company as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming for this purpose that such Notes mature on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed (assuming for this purpose that such Notes mature on the Par Call Date).

“Independent Investment Bankers” means, with respect to any Redemption Date for the Notes, (a) Citigroup Global Markets Inc. and its successors, (b) BNP Paribas Securities Corp. and its successors, (c) BofA Securities, Inc. and its successors, (d) Credit Suisse Securities (USA) LLC and its successors, (e) Deutsche Bank Securities Inc. and its successors and (f) Wells Fargo Securities, LLC and its successors, or, if any such firm or any successor to such firm, as the case may be, is unwilling or unable to select the Comparable Treasury Issue, the remaining of (a)-(f) exclusively or, if none of such firms or any successor to such firms, as the case may be, is willing or able to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Company.

“Comparable Treasury Price” means, with respect to any Redemption Date for the Notes:

(a)	the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

(b)	if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., BNP Paribas Securities Corp., BofA Securities, Inc. and Credit Suisse Securities (USA) LLC (or any of their respective affiliates that are Primary Treasury Dealers), and their respective successors; provided, however that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date for the Notes, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Final Maturity Date” means November 15, 2029.

Notice of any redemption by the Company will be mailed at least 30 days but not more than 60 days before any Redemption Date to each Holder of Notes to be redeemed. If less than all the Notes are to be redeemed at the option of the Company, the Trustee will select, in such manner as it deems fair and appropriate, the Notes (or portions thereof) to be redeemed. Unless the Company defaults in payment of the Redemption Price (including, without limitation, interest, if any, accrued to, but excluding, the applicable Redemption Date), on and after any Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption on such Redemption Date.

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes by notifying the Holders of Notes to that effect as described above, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $2,000 or any integral multiples of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth herein. In a Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased up to, but not including, the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, notice will be given to Holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date that notice is given or, if the notice is given prior to the Change of Control, no earlier than 30 days and no later than 60 days from the date on which the Change of Control Triggering Event occurs, other than in each case as may be required by law (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, the Company will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the terms of the Change of Control Offer; deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and deliver or cause to be delivered to the Trustee the Notes properly tendered and accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased. The Company will not be required to make a Change of Control Offer following the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and price and otherwise substantially in compliance with the requirements for an offer made by the Company and the third party promptly purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

To the extent that the provisions of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other securities laws and regulations that are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event conflict with the Change of Control Offer provisions of the Notes, the Company may comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the Notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following:

(1)     the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of its subsidiaries, taken as a whole, to any person, other than to the Company or one of its subsidiaries;

(2)     the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3)    the Company’s consolidation with, or the Company’s merger with or into, any person, or any person consolidates with, or merges with or into, the Company, in either case, pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction, measured by voting power rather than number of shares;

(4)     the first day on which a majority of the members of the Company’s board of directors are not Continuing Directors; or

(5)     the adoption by the Company’s board of directors of a plan relating to the Company’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction (or series of related transactions) will not be deemed to involve a Change of Control under clauses (1) or (2) above if the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (a) the direct or indirect holders of a majority of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of a majority of the Company’s Voting Stock immediately prior to that transaction or (b) the shares of the Company’s Voting Stock outstanding immediately prior to such transaction are converted into or exchanged for a majority of the Voting Stock of such holding company immediately after giving effect to such transaction.

The term “person” is used in this definition as that term is used in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Director” means, as of any date of determination, any member of the Company’s board of directors who (1) was a member of the Company’s board of directors on the date the Notes were issued, (2) was nominated for election to the Company’s board of directors with the approval of a committee of the board of directors consisting of a majority of independent Continuing Directors or (3) was nominated for election, elected or appointed to the Company’s board of directors with the approval of a majority of the Continuing Directors who were members of the Company’s board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director, without objection by such member to such nomination).

“Investment Grade Rating” means a rating equal to or higher than “Baa3” (or the equivalent) by Moody’s and “BBB-” (or the equivalent) by S&P, or, if applicable, the equivalent investment grade credit rating by any Substitute Rating Agency or Substitute Rating Agencies.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Rating Agencies” means (1) each of Moody’s and S&P and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a Substitute Rating Agency in lieu thereof.

“Rating Event” means the rating on the Notes is lowered independently by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies, in each case on any day during the period (which period will be extended so long as either of the Rating Agencies has publicly announced that, as a result of the Change of Control, the rating of the Notes is under consideration for a possible downgrade) commencing 60 days prior to the first public announcement of the occurrence of a Change of Control or of the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means S&P Global Ratings, or any successor thereto.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Voting Stock” means, with respect to any specified Person as of any date, the capital stock of that Person that is at the time entitled to vote generally in the election of the board of directors of that Person.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and accrued and unpaid interest on the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantors and the rights of the Holders of the Securities of each series issued under the Indenture at any time by the Company, the Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company and the Guarantors with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note, at the time, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Note may be registered on the Security Register upon surrender of this Note for registration of transfer at the Office or Agency of the Company maintained for the purpose in any place where the principal of and interest on this Note are payable, duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in fully registered form without coupons in the denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations set forth therein, the Notes are exchangeable for a like aggregate principal amount of Notes of authorized denominations as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, other than in certain cases provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantors, the Trustee and any agent of the Company, any Guarantor or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note shall be overdue, and none of the Company, the Guarantors or the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture contains provisions whereby (i) the Company and the Guarantors may be discharged from their obligations with respect to the Notes (subject to certain exceptions) or (ii) the

Company may be released from its obligations under specified covenants and agreements in the Indenture, in each case if the Company irrevocably deposits with the Trustee money and/or Government Obligations sufficient to pay and discharge the entire indebtedness on all Notes, and satisfies certain other conditions, all as more fully provided in the Indenture. In addition, the Indenture shall cease to be of further effect (subject to certain exceptions) with respect to the Notes when (1) either (A) all Notes previously authenticated and delivered have been delivered (subject to certain exceptions) to the Trustee for cancellation, or (B) all Notes (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year and, in the case of (i), (ii) or (iii) above, the Company has irrevocably deposited with the Trustee money in an amount sufficient to pay and discharge the entire indebtedness on all such Notes not theretofore delivered to the Trustee for cancellation in respect of principal, premium, if any, and interest to the date of such deposit (if such Notes have become due and payable) or to the Stated Maturity or Redemption Date thereof, as the case may be, and (2) the Company satisfies certain other conditions, all as more fully provided in the Indenture.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Note which are defined in the Indenture and not defined herein shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee under the Indenture by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefits under the Indenture (including, without limitation, the Guarantees) or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by the manual or facsimile signatures of its duly authorized officers.

Dated: November 4, 2019

KB HOME

By:	/s/ Thad Johnson	By:	/s/ William A. (Tony) Richelieu
	Name: Thad Johnson		Name: William A. (Tony) Richelieu
	Title: Senior Vice President and Treasurer		Title: Vice President, Corporate Secretary and Associate General Counsel

TRUSTEE’S CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture. U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stephanie Cox
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM—as tenants in common

TEN ENT—as tenants by the entireties

JT TEN—as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT—                      Custodian

                                         (Cust)                                     (Minor)

                                 under the Uniform Gift to Minors Act

                                                 (State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE

the within security and all rights thereunder, hereby irrevocably constituting and appointing

                                                                                                                                                                                                                                          Attorney

to transfer said security on the books of the Company with full power of substitution in the premises.

Dated:	Signed:

Notice: The signature to this assignment must correspond with the name as it appears upon the face of the within security in every particular, without alteration or enlargement or any change whatever.

SCHEDULE A

The initial principal amount of this global Note is Three Hundred Million Dollars ($300,000,000). The following increases or decreases in the principal amount of this global Note have been made:

Date made	Amount of increase in principal amount of this global Note	Amount of decrease in principal amount of this global Note	Principal amount of this global Note following such decrease or increase	Signature of authorized signatory of Trustee